Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-82666, 333-113058, 333-138038) and on Form S-8 (No. 333-122657) of Hersha Hospitality Trust and subsidiaries of our report dated March 8, 2007 relating to the financial statements of Mystic Partners, LLC which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Hartford, CT

March 15, 2007